                           SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Halliburton Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     [LOGO]
                                                                  March 20, 2001

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Halliburton Company. The meeting will be held on Tuesday, May 15, 2001, at 9:00 a.m. in the Parisian Room of the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201. The Notice of Annual Meeting, proxy statement and proxy card from the Board of Directors are enclosed. The materials provide further information concerning the Annual Meeting.

  At the meeting, stockholders are being asked to:

  . elect a Board of Directors of thirteen Directors to serve for the coming year;

  . ratify the selection of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of Halliburton for 2001; and

  .   consider three stockholder proposals.

Please refer to the proxy statement for detailed information on each of these proposals.

  It is very important that your shares are represented and voted at the meeting. Your shares may be voted by returning the enclosed proxy card, by telephone or via the Internet. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or voted by telephone or via the Internet. We would appreciate your informing us on the proxy card if you expect to attend the meeting so that we can provide adequate seating.

  The continuing interest of our stockholders in the business of Halliburton is appreciated and we hope many of you will be able to attend the Annual Meeting.

                               Sincerely,

                               /s/David J. Lesar

                               David J. Lesar
                               Chairman of the Board, President
                               and Chief Executive Officer

                                     [LOGO]

                    Notice of Annual Meeting of Stockholders

                            to be Held May 15, 2001

  The Annual Meeting of Stockholders of Halliburton Company, a Delaware corporation, will be held on Tuesday, May 15, 2001, at 9:00 a.m., in the Parisian Room of the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201. At the meeting, the stockholders will be asked to consider and act upon the matters discussed in the attached proxy statement as follows:

  1. To elect thirteen (13) Directors to serve for the ensuing year and until their successors shall be elected and shall qualify.

  2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of Halliburton for the year 2001.

  3.   To consider and act upon three proposals submitted by stockholders.

  4. To transact any other business that properly comes before the meeting or any adjournment or adjournments of the meeting.

  These items are fully described in the following pages, which are made a part of this Notice. The Board of Directors has fixed Monday, March 19, 2001, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

  The Company requests that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may mark your votes, date, sign and return the proxy card or voting instruction form. If you have shares registered in your own name, you may choose to vote those shares via the Internet at http://www.proxyvoting.com/hal, or you may vote telephonically, within the U.S. and Canada only, by calling 1-800-840-1208 (toll-free). If you hold Halliburton shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services.

                                           By order of the Board of Directors,

                                                   /s/ Susan S. Keith

                                                     Susan S. Keith
                                              Vice President and Secretary

March 20, 2001

                               ----------------

  Stockholders are urged to vote their shares as promptly as possible by (1) signing, dating and returning the enclosed proxy card or (2) following the enclosed voting instructions to vote via the Internet or by telephone.

                                PROXY STATEMENT

                              GENERAL INFORMATION

  The accompanying proxy is solicited by the Board of Directors of Halliburton Company. By executing and returning the enclosed proxy or by following the enclosed voting instructions, you authorize the persons named in the proxy to represent you and vote your shares on the matters described in the Notice of Annual Meeting.

  If you attend the meeting, you may vote in person. If you are not present, your shares can be voted only if you have returned a properly executed proxy or followed the instructions for voting by telephone or via the Internet. If you have returned a properly executed proxy or followed the instructions for voting by telephone or via the Internet, your shares will be voted as you specify. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke the authorization given in your proxy at any time before the shares are voted at the meeting.

  The record date for determination of the stockholders entitled to vote at the Annual Meeting is the close of business on March 19, 2001. Halliburton's Common Stock, par value $2.50, is the only class of capital stock that is outstanding. As of March 19, 2001, there were 429,030,141 shares of Common Stock outstanding. Each of the outstanding shares of Common Stock is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. A complete list of stockholders entitled to vote will be kept at our offices at the address specified below for ten days prior to the Annual Meeting.

  Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by us to act as election inspectors for the meeting. Except as set forth below, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Shares for which a holder has elected to abstain on a matter will count for purposes of determining the presence of a quorum and will be considered a vote against the matter.

  In the election of Directors, the candidates for election receiving the highest number of affirmative votes of the shares entitled to be voted (whether or not a majority of the shares present), up to the number of Directors to be elected by those shares, will be elected. Shares present but not voting on the election of Directors will be disregarded (except for quorum purposes) and will have no legal effect.

  The election inspectors will treat shares held in street name which cannot be voted by a broker on specific matters in the absence of instructions from the beneficial owner of the shares, known as broker non-vote shares, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. In determining the outcome of any matter for which the broker does not have discretionary authority to vote, however, those shares will be treated as not present and not entitled to vote on that matter. Those shares may be entitled to vote on other matters.

  In accordance with our confidential voting policy, no vote of any stockholder will be disclosed to Halliburton's officers, Directors or employees, except:

  . as necessary to meet legal requirements and to assert claims for and defend claims against Halliburton;

  .   when disclosure is voluntarily made or requested by the stockholder;

  .   when stockholders write comments on proxy cards; or

  . in the event of a proxy solicitation not approved and recommended by the Board of Directors.

The proxy solicitor, the election inspectors and the tabulators of all proxies, ballots and voting tabulations that identify stockholders are independent and are not employees of Halliburton.

  This proxy statement, the form of proxy and voting instructions are being sent to stockholders on or about April 2, 2001. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2000 accompanies this proxy statement. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

  Our principal executive office is located at 3600 Lincoln Plaza, 500 N. Akard Street, Dallas, Texas 75201-3391.

                             ELECTION OF DIRECTORS

                                    (Item 1)

  Mr. Richard B. Cheney, who served as Chairman of the Board and Chief Executive Officer, retired from the Board of Directors and the company on August 16, 2000, in order to run as the Republican Party's Vice Presidential candidate. Contemporaneously with Mr. Cheney's retirement, Mr. David J. Lesar was elected to the Board to fill the vacancy. Mr. Lesar is being proposed for the first time for election to the Board of Directors by the stockholders.

  Effective at 9:00 a.m., May 15, 2001, the number of Directors which will constitute the Board will be increased from 10 to 13. Kenneth T. Derr, Aylwin
B. Lewis and Debra L. Reed are proposed for the first time for election as Directors to fill the vacancies created by the increase.

  Thirteen Directors are to be elected to serve for the ensuing year and until their successors are elected and qualify. Ten of the nominees listed below are presently Directors of Halliburton. It is intended that the Common Stock represented by the proxies, in the absence of instructions to the contrary, will be voted for the election as Directors of the thirteen nominees. If any of the nominees are unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors. If a suitable substitute is not available, the Board of Directors will reduce the number of Directors to be elected. Each nominee has indicated approval of his or her nomination and his or her willingness to serve if elected.

Information About Nominees for Director

                LORD CLITHEROE, 71, Retired Chairman, The Yorkshire Bank, PLC;
              Deputy Chief Executive, The RTZ Corporation PLC (an international group of mining and industrial companies), 1987-1989; Executive Director, The RTZ Corporation PLC, 1968-1987; joined Halliburton Company Board in 1987; Chairman of the Health, Safety and Environment Committee and member of the Compensation, the Management Oversight and the Nominating and Corporate Governance Committees.

[PHOTO]
                ROBERT L. CRANDALL, 65, Chairman Emeritus, AMR
              Corporation/American Airlines, Inc. (engaged primarily in the air transportation business); Chairman, President and Chief Executive Officer, AMR Corporation and Chairman and Chief Executive Officer, American Airlines, Inc. 1985-1998; President, American Airlines, Inc., 1985-1995; joined Halliburton Company Board in 1986; Chairman of the Nominating and Corporate Governance Committee and member of the Audit, the Compensation and the Management Oversight Committees; Director of Celestica Inc., American Express Company, Clear Channel Communications, Inc. and Anixter International Inc.
[PHOTO]

                KENNETH T. DERR, 64, Retired Chairman of the Board, Chevron
              Corporation (an international oil company); Chairman and Chief Executive Officer, Chevron Corporation, 1989-1999; Director of AT&T Corp., Citigroup Inc. and Potlatch Corporation.

[PHOTO]
                CHARLES J. DIBONA, 69, Retired President and Chief Executive
              Officer, American Petroleum Institute (a major petroleum industry trade association), 1979-1997; joined Halliburton Company Board in 1997; member of the Health, Safety and Environment, the Compensation and the Management Oversight Committees; Chairman of the Board of Trustees, Logistics Management Institute.

[PHOTO]
                LAWRENCE S. EAGLEBURGER, 70, Senior Foreign Policy Advisor,
              Baker, Donelson, Bearman & Caldwell (a Washington, D.C. law firm); United States Secretary of State, Department of State, 1992-1993; Acting Secretary of State, 1992; Deputy Secretary of State, 1989-1992; joined Halliburton Company Board in 1998; member of the Audit, the Compensation, the Management Oversight and the Nominating and Corporate Governance Committees; Director of Phillips Petroleum Company, Stimsonite, Universal Corporation, Corning Corp. and COMSAT.
[PHOTO]

                W. R. HOWELL, 65, Chairman Emeritus, J.C. Penney Company, Inc.
              (a major retailer); Chairman of the Board, J.C. Penney Company, Inc., 1983-1996; Chief Executive Officer, J.C. Penney Company, Inc., 1983-1995; joined Halliburton Company Board in 1991; Chairman of the Management Oversight Committee and member of the Audit and the Compensation Committees; Director of Exxon Mobil Corporation, Pfizer Inc., Bankers Trust Company, Bankers Trust New York Corporation, The Williams Companies, Inc. and American Electric Power Company, Inc.
[PHOTO]

                RAY L. HUNT, 57, For more than five years, Chairman of the
              Board and Chief Executive Officer, Hunt Oil Company (oil and gas exploration and development); Chairman of the Board, Chief Executive Officer and President, Hunt Consolidated, Inc. and Chairman of the Board, Chief Executive Officer and President, RRH Corporation; joined Halliburton Company Board in 1998; Chairman of the Compensation Committee and member of the Audit and the Management Oversight Committees; Director of Electronic Data Systems Corporation, PepsiCo, Inc. and Security Capital Group Incorporated; Class C Director of the Federal Reserve Bank of Dallas.
[PHOTO]

                DAVID J. LESAR, 47, Chairman of the Board, President and Chief
              Executive Officer of the Company; President of the Company, 1997-2000; Executive Vice President and Chief Financial Officer, 1995-1997; joined Halliburton Company Board in 2000; Director of Lyondell Chemical Company and Mirant Corporation.
[PHOTO]

                AYLWIN B. LEWIS, 46, Chief Operating Officer, TRICON Global
              Restaurants, Inc. (a quick service restaurant company); Executive Vice President, Operations and New Business Development, TRICON Global Restaurants, Inc., January-July 2000; Chief Operating Officer, Pizza Hut, Inc., 1997-1999; Senior Vice President, Operations, Pizza Hut, Inc., 1996-1997; Senior Vice President, Marketing and Operations Development, KFC-Pepsico, Inc., 1995-1996.

[PHOTO]
                J. LANDIS MARTIN, 55, For more than five years, President and
              Chief Executive Officer, NL Industries, Inc. (a manufacturer and marketer of titanium dioxide pigments) and Chairman and Chief
              Executive Officer, Titanium Metals Corporation (an integrated producer of titanium metals); President, Titanium Metals
              Corporation, since 2000; Chief Executive Officer, Titanium
              Metals Corporation, since 1995; Chairman of the Board and Chief
              Executive Officer, Baroid Corporation (and its predecessor), acquired by Dresser Industries, Inc. in 1994, 1990-1994; joined
              Halliburton Company Board in 1998; member of the Health, Safety and Environment, the Nominating and Corporate Governance and the
              Management Oversight Committees; Director of NL Industries,
              Inc., Titanium Metals Corporation, Tremont Corporation,
              Apartment Investment and Management Corporation, Crown Castle
[PHOTO]       International Corporation and Special Metals Corporation.

                JAY A. PRECOURT, 63, Chairman of the Board and Chief Executive
              Officer, Hermes Consolidated, Inc. (a gatherer, transporter and refiner of crude oil and crude oil products); Vice Chairman and Chief Executive Officer, Tejas Gas Corporation, 1986-1999; President, Tejas Gas Corporation, 1996-1998; joined Halliburton Company Board in 1998; member of the Compensation, the Health, Safety and Environment and the Management Oversight Committees; Chairman of the Board and Director of Founders Funds, Inc. and Director of the Timken Company.
[PHOTO]

                DEBRA L. REED, 44, President, San Diego Gas & Electric Company
              (a regulated utility company); President-Energy Distribution Services, Southern California Gas Company, 1998-2000; Senior Vice President, Southern California Gas Company, 1995-1998.

[PHOTO]
                C. J. SILAS, 68, Retired Chairman of the Board and Chief
              Executive Officer, Phillips Petroleum Company (engaged in exploration and production of crude oil, natural gas and natural gas liquids on a worldwide basis, the manufacture of plastics and petrochemicals and other activities); Chairman of the Board and Chief Executive Officer Phillips Petroleum Company, 1985-1994; joined Halliburton Company Board in 1993; Chairman of the Audit Committee and member of the Compensation and the Management Oversight Committees; Director of Reader's Digest Association, Inc.
[PHOTO]

Stock Ownership of Certain Beneficial Owners and Management

  The following table sets forth information about persons or groups who, based on information contained in Schedules 13G filed with the Securities and Exchange Commission reflecting beneficial ownership at December 31, 2000, own or have the right to acquire more than five percent of our Common Stock.

                                                           Amount and
                                                           Nature of     Percent
 Name and Address                                          Beneficial      of
 of Beneficial Owner                                       Ownership      Class
 -------------------                                       ----------    -------
FMR Corp. ................................................ 41,076,328(1)  9.619%
 82 Devonshire Street
 Boston, MA 02109

--------
(1) The number of shares reported includes 39,081,761 shares beneficially owned by Fidelity Management & Research Company, 1,255,467 shares owned by Fidelity Management Trust Company and 739,100 shares held by Fidelity International Limited. FMR Corp., through control of Fidelity Management & Research Company and Fidelity Management Trust Company, has sole dispositive power over the shares with the exception of those held beneficially by Fidelity International Limited. FMR Corp. has sole power to vote or to direct the vote of 861,667 shares of Common Stock.

  The following table sets forth, as of March 19, 2001, the amount of our Common Stock owned beneficially by each Director and nominee for Director, each of the executive officers named in the Summary Compensation Table on page 16 and all Directors, nominees for Director and executive officers as a group.

                                                  Amount and Nature of
                                                  Beneficial Ownership
                                             ----------------------------------
                                                Sole         Shared
                                             Voting and    Voting or
Name of Beneficial Owner or                  Investment    Investment  Percent
Number of Persons in Group                    Power(1)      Power(2)   of Class
---------------------------                  ----------    ----------  --------
Richard B. Cheney...........................   200,000(3)                 *
Lord Clitheroe..............................     4,800                    *
Lester L. Coleman...........................   210,980                    *
Robert L. Crandall..........................     5,200                    *
Kenneth T. Derr.............................     2,000                    *
Charles J. DiBona...........................     2,200                    *
Lawrence S. Eagleburger.....................    12,557                    *
W. R. Howell................................     4,100                    *
Ray L. Hunt.................................    78,247       69,712(4)    *
David J. Lesar..............................   629,200                    *
Aylwin B. Lewis.............................         0                    *
J. Landis Martin............................    51,601                    *
Gary V. Morris..............................   215,017                    *
Jay A. Precourt.............................    19,240                    *
David A. Reamer.............................   127,242                    *
Debra L. Reed...............................         0          250(4)    *
C. J. Silas.................................     4,200                    *
Donald C. Vaughn............................   221,409                    *
Shares owned by all current Directors,
 nominees for Director and executive
 officers as a group (24 persons)........... 2,039,801       69,962       *

--------
*   Less than 1% of shares outstanding.
(1) Included in the table are shares of Common Stock that may be purchased pursuant to outstanding stock options (and, in the case of Mr. Vaughn, related restricted incentive stock awards under specific Dresser Industries, Inc. stock compensation plans) within 60 days of the date of this proxy statement for the following: Mr. Cheney--200,000; Lord Clitheroe--1,000; Mr. Coleman--159,667; Mr. Crandall--1,000; Mr. DiBona-- 1,000; Mr. Eagleburger--2,500; Mr. Howell--1,000; Mr. Hunt--7,500; Mr.
      Lesar--362,036; Mr. Martin--7,500; Mr. Morris--128,667; Mr. Precourt--
      7,500; Mr. Reamer--84,500; Mr. Silas--1,000; Mr. Vaughn--

      114,163 and six unnamed executive officers--148,541. Until the options are exercised, these individuals will neither have voting nor investment power over the underlying shares of Common Stock but only have the right to acquire beneficial ownership of the shares through exercise of their respective options.
(2) The Halliburton Stock Fund is an investment fund established under the Halliburton Company Employee Benefit Master Trust to hold Halliburton Common Stock for some of Halliburton's profit sharing, retirement and savings plans. The Fund held 4,111,186 shares of Common Stock at March
      5, 2001. Mr. Reamer and two executive officers not named in the above table have beneficial interests in the Fund. Shares held in the Fund are not allocated to any individual's account. A total of 2,243 shares which might be deemed to be beneficially owned as of March 5, 2001 by Mr.
      Reamer and the unnamed executive officers is not included in the table above. The Trustee, State Street Bank and Trust Company, votes shares held in the Halliburton Stock Fund in accordance with voting instructions from the participants. Under the terms of the plans, a participant has the right to determine whether up to 15% of his account balance in a plan is invested in the Halliburton Stock Fund. The
      Trustee, however, determines when sales or purchases are to be made.
(3) Mr. Cheney has entered into an irrevocable agreement to donate to charity the after-tax proceeds from the exercise of all his outstanding vested and unvested stock options, including the options relating to 200,000 shares referenced in the table. The agreement gives an administrative agent total discretion to decide when to exercise the options, without consultation with Mr. Cheney. Mr. Cheney does not own any shares of Common Stock.
(4) Mr. Hunt holds 69,712 shares as the trustee of trusts established for the benefit of his children. Ms. Reed has shared voting and investment power over 250 shares held in her husband's Individual Retirement
      Account.

                              CORPORATE GOVERNANCE

  The Company's Guidelines on Governance (Revised as of February 17, 2000) were included in the proxy statement for the 2000 Annual Meeting of Stockholders and have not been revised since that date. If you would like a copy of the Guidelines, please contact the Vice President and Secretary at the address set forth on page 2 of this proxy statement.

                             THE BOARD OF DIRECTORS
                                      AND
                        STANDING COMMITTEES OF DIRECTORS

  The Board of Directors has standing Audit; Compensation; Nominating and Corporate Governance; Health, Safety and Environment; and Management Oversight Committees. Each of the standing Committees is comprised entirely of outside Directors, none of whom is an employee or former employee of Halliburton. During the last fiscal year, the Board of Directors met on 9 occasions, the Audit Committee met on 6 occasions, the Compensation Committee met on 5 occasions, the Nominating and Corporate Governance Committee met on 3 occasions, the Health, Safety and Environment Committee met on 2 occasions, and the Management Oversight Committee met on 5 occasions. Except for Messrs. Eagleburger and Hunt, no other incumbent member of the Board attended fewer than 75 percent of the total number of meetings of the Board and the Committees on which he served during the last fiscal year.

Audit Committee

  The Audit Committee's role is one of oversight, while Halliburton's management is responsible for preparing financial statements. The independent auditors are responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to Halliburton's financial statements or any professional certification as to the independent auditor's work. The following functions are the key responsibilities of the Audit Committee in carrying out its oversight:

  . recommending the appointment of independent auditors to the Board of Directors;

  . reviewing the scope of the independent auditors' examination and the scope of activities of the internal audit department;

  . reviewing Halliburton's financial policies and accounting systems and controls;

  . reviewing audited financial statements and interim financial statements;

  . preparing a report for inclusion in Halliburton's proxy statement regarding the Audit Committee's review of audited financial statements for the last fiscal year which includes a statement on whether it recommended that the Board include those financial statements in the Annual Report on Form 10-K;

  . approving and ratifying the duties and compensation of the independent auditors, both for audit and non-audit services; and

  . reviewing and assessing the adequacy of the Audit Committee's Charter annually and recommending revisions to the Board.

  The Committee also reviews Halliburton's compliance with its Code of Business Conduct. The Committee meets separately with the independent auditors and with members of the internal audit staff, outside the presence of company management or other employees, to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information. The Audit Committee and the Board of Directors are ultimately responsible for the selection, evaluation and replacement of the independent auditors.

  Halliburton's Audit Committee Charter is attached as Appendix A.

Compensation Committee

  Duties of the Compensation Committee include:

  . developing and approving an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;

  . reviewing and approving all actions relating to compensation, promotion and employment-related arrangements for specified officers of Halliburton, its subsidiaries and affiliates;

  . establishing annual performance criteria and reward schedules under Halliburton's annual incentive pay plans and certifying the performance level achieved and reward payments at the end of each plan year;

  . approving any other incentive or bonus plans applicable to specified officers of Halliburton, its subsidiaries and affiliates;

  . administering awards under Halliburton's 1993 Stock and Long-Term Incentive Plan and Senior Executives' Deferred Compensation Plan;

  . selecting an appropriate comparator group against which Halliburton's total executive compensation program is measured;

  . reviewing and approving or recommending to the Board, as appropriate, major changes to, and taking administrative actions associated with, any other forms of non-salary compensation under its purview;

  . reviewing and approving the stock allocation budget among all employee groups within Halliburton; and

  . monitoring and reviewing periodically overall compensation program design and practice to ensure continued competitiveness, appropriateness and alignment with established philosophies, strategies and guidelines.

Nominating and Corporate Governance Committee

  The Nominating and Corporate Governance Committee has responsibility for:

  . reviewing and periodically updating the criteria for Board membership and evaluating the qualifications of each Director candidate against the criteria;

  . assessing the appropriate mix of skills and characteristics required of Board members;

  .   identifying and screening candidates for Board membership;

  . establishing procedures for stockholders to recommend individuals for consideration by the Committee as possible candidates for election to the Board;

  . reviewing annually each Director's continuation on the Board and recommending to the Board a slate of Director nominees for election at the Annual Meeting of Stockholders;

  .   recommending candidates to fill vacancies on the Board;

  . reviewing periodically the status of each Director to assure compliance with the Board's policy that at least a majority of Directors meet the Board's definition of independent Director;

  . recommending members to serve on the standing Committees of the Board and the Chairmen of the Committees;

  . reviewing periodically the corporate governance guidelines adopted by the Board of Directors and recommending revisions to the guidelines as appropriate; and

  . reviewing periodically Halliburton's Director compensation practices and recommending changes, if any, to the Board.

  The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders who may submit recommendations to the Committee in care of the Vice President and Secretary at the address set forth on page 2 of this proxy statement. Stockholder nominations must be submitted prior to year-end and must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desirous of serving, if elected.

  Nominations by stockholders may also be made at an Annual Meeting of Stockholders in the manner provided in our By-laws. The By-laws provide that a stockholder entitled to vote for the election of Directors may make nominations of persons for election to the Board at a meeting of stockholders by complying with required notice procedures. Nominations shall be made pursuant to written notice to the Secretary, which must be received at our principal executive offices not less than ninety (90) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice shall set forth:

  . as to each person the stockholder proposes to nominate for election or re-election as a Director:

    . the name, age, business address and residence address of the person,

    .   the principal occupation or employment of the person,

    . the class and number of shares of Halliburton capital stock that are beneficially owned by the person, and

    . all other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and

  .   as to the stockholder giving the notice:

    .   the name and record address of the stockholder, and

    . the class and number of shares of Halliburton capital stock that are beneficially owned by the stockholder.

The proposed nominee may be required to furnish other information as Halliburton may reasonably require to determine the eligibility of the proposed nominee to serve as a Director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Health, Safety and Environment Committee

  The Health, Safety and Environment Committee has responsibility for:

  . reviewing and assessing Halliburton's health, safety and environmental policies and practices and proposing modifications or additions as needed;

  . overseeing the communication and implementation of these policies throughout Halliburton;

  . reviewing annually the health, safety and environmental performance of Halliburton's operating units and their compliance with applicable policies and legal requirements; and

  . identifying, analyzing and advising the Board on health, safety and environmental trends and related emerging issues.

Management Oversight Committee

  The Management Oversight Committee has responsibility for:

  .   evaluating the performance of the Chief Executive Officer;

  . reviewing succession plans for senior management of Halliburton and its major operating units;

  .   evaluating management development programs and activities; and

  .   reviewing other internal matters of broad corporate significance.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Compensation Committee during 2000: Charles J. DiBona, W. R. Howell, Ray L. Hunt, Jay A. Precourt, and C. J. Silas served throughout 2000. Lord Clitheroe, Robert L. Crandall, and Lawrence
S. Eagleburger served on the Committee from February 17, 2000 through December 31, 2000. Anne L. Armstrong and Richard J. Stegemeier served on the Committee from February 17, 2000 through their retirement date of May 16, 2000. None of these Directors is an officer or former officer of Halliburton or its subsidiaries or had a relationship with Halliburton or its subsidiaries requiring director interlock or insider participation disclosure.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Halliburton's primary mission is to enhance long-term shareholder value by providing a broad spectrum of high quality services and related products within the energy services and engineering and construction business segments in which Halliburton operates. We believe that Halliburton's total compensation package for executives should, therefore, emphasize compensation plans which are linked to increased shareholder value and to measures which drive shareholder value.

  Under our charter, we are generally responsible for overseeing Halliburton's overall compensation philosophy and objectives and have specific responsibility for reviewing, approving and monitoring the compensation program for senior executives of Halliburton and its business units. Our principal function is to ensure that Halliburton's compensation program is effective in attracting, retaining and motivating key employees, that it reinforces business strategies and objectives for enhanced shareholder value and that it is administered in a fair and equitable manner consistent with established policies and guidelines.

  During 2000, we conducted a thorough analysis and study of our charter and executive compensation philosophy, strategy, framework and processes. With the help of our outside compensation consultant and Halliburton management, each component of Halliburton's executive compensation program was extensively reviewed and adjustments were made where we deemed appropriate.

Overall Executive Compensation Philosophy

  The overriding objective of Halliburton's total compensation package for senior executives is to emphasize the enhancement of shareholder value. Beyond this, our priorities are to establish and maintain competitive executive compensation programs that enable Halliburton to attract, retain, and motivate the high caliber executives required for the success of the business. Halliburton's compensation program is designed and regularly reviewed to ensure that the program's components:

  .   support Halliburton's strategies,

  .   focus executive efforts,

  .   help achieve business success, and

  .   generate wealth for our shareholders.

In determining what we deem to be appropriate types and amounts of compensation for executive officers, we consult with outside compensation consultants and review compensation data obtained from independent sources.

  In the design and administration of executive compensation programs, we reference, but do not necessarily target, current market levels of compensation at the 50th percentile for good performance and the 75th percentile for outstanding performance. In doing so, we consider the competitive market data for a comparator group which reflects the markets in which Halliburton competes for business and people. The comparator group is composed of:

  . specific peer companies within the energy services and engineering and construction industries; and

  . selected companies from general industry having similar revenue size, number of employees and market capitalization and which, in our opinion, provide comparable references.

Regression analysis is used in assessing all market compensation data to provide appropriate comparisons based on company size, complexity and performance, and individual role and job content. A consistent present value methodology is used in assessing stock-based and other long-term incentive awards.

  The focus and mix of executive compensation elements and opportunities are tailored by individual position to reflect an appropriate balance among fixed and variable pay, short and long-term focus and individual, business/organization unit or corporate accountability.

  We believe that Halliburton's objectives can be optimized by providing executives with a compensation package that consists of:

  .   a cash base salary,

  . a rewards-oriented compensation program aligned with shareholder value creation,

  .   stock-based awards, and

  .   supplemental retirement benefits.

Chief Executive Officer Transition

  Richard B. Cheney served as Halliburton's Chief Executive Officer from October 1995 until his resignation and retirement in August 2000 to run as the Republican Party's Vice Presidential candidate. Effective with Mr. Cheney's resignation, the Board elected Mr. Lesar as Chairman of the Board, President and Chief Executive Officer. In September 2000, we reviewed and adjusted Mr. Lesar's compensation package in view of his promotion to Chief Executive Officer.

  Messrs. Cheney's and Lesar's employment agreements with Halliburton are summarized beginning on page 20 of this proxy statement.

Base Salary

  We generally review base salaries for Halliburton's executive officers, including the Chief Executive Officer, each December. Executive salaries are referenced to competitive market data for comparable positions within the comparator group. In addition to considering market comparisons in making salary decisions, we exercise discretion and judgment based on the following factors:

  .   the executive's level of responsibility;

  . experience in his/her role and equity issues relating to pay for other Halliburton executives;

  .   performance; and

  . external factors involving competitive positioning, projected corporate performance, and general economic conditions.

No specific formula is applied to determine the weight of each factor.

  Based on the above factors, at our meeting in December 1999, we:

  .   did not adjust Mr. Cheney's base salary for 2000, and

  . increased Mr. Lesar's base salary, who was at that time Halliburton's President and Chief Operating Officer, to $900,000.

In addition, in light of Mr. Lesar's promotion to Chief Executive Officer in August, we increased his annual salary rate to $1,100,000 at our September meeting. The Summary Compensation Table reflects the total base salary paid to Mr. Lesar in 2000 as a result of the two adjustments.

Executive Performance Plan

  Effective January 1, 2000, we established an intermediate term, reward-oriented program for corporate and business unit executives (the "Executive Performance Plan") to provide a means to link total compensation to Halliburton's performance, as measured by cash value added, or CVA. CVA measures the difference between after tax cash income and a capital charge, based upon Halliburton's weighted average cost of capital, to determine the amount of value, in terms of cash flow, added to Halliburton's business. We believe that, because CVA has been demonstrated to provide a close correlation to total shareholder return, incentive awards are closely linked to the improvement of shareholder value. In addition, the Executive Performance Plan provides that incentive compensation earned will be paid in the form of restricted stock, in order to:

  . further relate compensation earned under the plan to shareholder value creation,

  .   build executive stock ownership, and

  . provide incentives for executives to focus on a time frame longer than one year.

  At the beginning of each plan year, we establish a reward schedule that aligns given levels of CVA performance beyond a threshold level with reward opportunities. The level of achievement of annual CVA performance determines the dollar amount of incentive compensation payable to a participant. In order to compensate for the fact that the pay out period is longer relative to that under the predecessor annual plan, the Executive Performance Plan provides that a 25% premium is added to the dollar amount of incentive earned to determine the number of restricted shares issuable to a participant.

  Officers of Halliburton and its business units were eligible to participate in the Executive Performance Plan during 2000. In 2000, consolidated CVA performance exceeded the maximum level that we established. Accordingly, Mr. Lesar and the other executives named in the Summary Compensation Table (other than Mr. Cheney) earned restricted stock based on their maximum incentive opportunity. In accordance with the provisions of the Executive Performance Plan, Mr. Cheney received a lump sum cash payment equal to the dollar amount of the incentive earned, prorated through his retirement date. Mr. Cheney did not receive the 25% premium. The incentive amounts earned by Messrs. Cheney, Lesar and the other named executives are shown in the Summary Compensation Table.

Stock-Based Compensation

  The 1993 Plan provides for a variety of cash and stock-based awards, including stock options, stock appreciation rights, and restricted stock, among others. Under the 1993 Plan, we may, in our discretion, select from these types of awards to establish individual long-term incentive awards.

  Stock options were the principal long-term incentive granted to executive officers in 2000. Stock options granted in 2000 are exercisable at the fair market value of Halliburton common stock on the date of grant and become exercisable during employment over a three-year period (one-third per year). We believe that options, which have value only if the stock price appreciates following the date of grant, provide an excellent means for linking executives' interests directly to those of stockholders.

  Our determination of the number of option shares granted to executive officers, including the grant made to Mr. Lesar in September 2000 in connection with his promotion, is based on market references to long-term incentive compensation for comparable positions within the comparator group and on our subjective assessment of organizational roles and internal job relationships. An option for 300,000 shares was granted to Mr. Lesar in September 2000. Mr. Cheney was not granted a stock option in 2000.

  To further our efforts to tie shareholder value enhancement to compensation opportunities, we have broadened the base of employee stock ownership throughout the company. During 2000, 812 stock option grants for a total of 1,733,907 shares were made. Our intention is to continue this process with additional grants in the future to expand stock option grants farther into the organization. In order to implement this goal, in 2000 Halliburton's stockholders approved an amendment of the 1993 Plan increasing the number of shares authorized for issuance under the 1993 Plan by an additional 22,000,000 shares and broadening the base of employees eligible to participate.

  During 2000, we continued to make selective use of restricted stock grants for retention and promotion recognition purposes.

Senior Executives' Deferred Compensation Plan

  Under the terms of the Senior Executives' Deferred Compensation Plan, which is used for the purpose of providing supplemental retirement benefits to senior executives:

  . mandatory additions to a participant's account are made to offset contributions to which each would have been entitled under Halliburton's qualified defined contribution plans if not for the limitation on contributions imposed under the Internal Revenue Code (commonly known as ERISA Offset Benefits);

  . additions up to the amount of any remuneration which would otherwise exceed the deduction limit under Section 162(m) of the Internal Revenue Code may be allocated to a participant's account in lieu of the payment of the remuneration; and

  . discretionary additions, in amounts as we may determine, are made to provide additional supplemental retirement benefits.

Interest on active and retired participants' supplemental retirement benefit accounts is accrued at the rate of five and ten percent per annum, respectively, while interest on the other two account balances accrues at the rate of ten percent per annum. No amounts may be received by a participant under the plan prior to termination of the participant's employment.

  In making supplemental retirement benefit contributions under the plan, amounts are determined considering guidelines that include references to:

  .   retirement benefits provided from other company programs,

  .   compensation,

  .   length of service, and

  .   years of service to normal retirement.

There is no specific weighting of these factors. We authorized a supplemental retirement benefit addition for Mr. Lesar of $379,000 in 2000. Mr. Cheney did not receive a supplemental retirement benefit accrual in 2000.

Policy Regarding Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code and applicable regulations generally disallow a federal income tax deduction by a public company for compensation paid to the chief executive officer or any of the four other most highly compensated officers to the extent the compensation exceeds $1 million in any year. Specific performance-based compensation and compensation which is deferred is excluded from this calculation.

  Halliburton's policy is to utilize available tax deductions whenever appropriate. When determining executive compensation programs, we consider all relevant factors, including the tax deductions that may result from the compensation. Accordingly, Halliburton has attempted to preserve the federal tax deductibility of compensation in excess of $1 million a year to the extent doing so is consistent with the intended objectives of our executive compensation philosophy.

  The 1993 Plan was amended by the stockholders in 1996 and 2000 to qualify stock options, stock appreciation rights and performance share awards under the plan as performance-based compensation under IRS rules.

  We believe that the best interests of Halliburton and its stockholders are served by the executive compensation programs currently in place. These programs encourage and promote Halliburton's principal compensation objective, enhancement of shareholder value, and permit the exercise of our discretion in the design and implementation of compensation packages. Accordingly, Halliburton may from time to time pay compensation to its executive officers that may not be fully deductible. Because of deferred vesting of restricted stock earned under the Executive Performance Plan and the elective deferral by some executive officers of portions of their salary, the loss of deductibility for 2000 is not expected to be significant. We will continue to review Halliburton's executive compensation plans periodically to determine what changes, if any, should be made as the result of the limitation on deductibility.

                                          Respectfully submitted,

                                          THE COMPENSATION COMMITTEE OF
                                          DIRECTORS

                                          Lord Clitheroe*
                                          Robert L. Crandall*
                                          Charles J. DiBona
                                          Lawrence S. Eagleburger*
                                          W. R. Howell
                                          Ray L. Hunt
                                          Jay A. Precourt
                                          C. J. Silas

--------
* Messrs. Clitheroe, Crandall and Eagleburger served on the Compensation Committee from February 17, 2000 through December 31, 2000.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

  The following graph compares the cumulative total stockholder return on our Common Stock for the five-year period ended December 31, 2000, with the Standard & Poor's 500 Stock Index and the Standard & Poor's Energy Composite Index over the same period. This comparison assumes the investment of $100 on December 31, 1995 and the reinvestment of all dividends. On January 23, 1996, Halliburton distributed to stockholders all of the outstanding common stock of Highlands Insurance Group, Inc. as a special dividend. The graph accounts for this distribution as though it were paid in cash and reinvested in our Common Stock. The stockholder return set forth on the chart below is not necessarily indicative of future performance.


                                    [GRAPH]

                   Total Stockholders' Return -- Five Years
 Assumes Investment of $100 on December 31,1995 and Reinvestment of Dividends

                     Halliburton Company     S&P 500     S&P Energy Composite
                     -------------------     -------     --------------------

12-31-95                   $100.00           $100.00            $100.00
12-31-96                   $126.49           $122.96            $125.78
12-31-97                   $220.46           $163.98            $157.53
12-31-98                   $127.67           $210.85            $158.38
12-31-99                   $175.79           $255.21            $188.47
12-31-00                   $160.17           $231.95            $239.42

                           SUMMARY COMPENSATION TABLE

                                     Annual Compensation             Long-Term Compensation
                              ---------------------------------- ------------------------------
                                                                        Awards         Payouts
                                                                 --------------------- --------
                                                                 Restricted Securities
                                                    Other Annual   Stock    Underlying   LTIP    All Other
Name and Principal                         Bonus    Compensation   Awards    Options   Payouts  Compensation
Position                 Year Salary ($)   ($)(1)      ($)(2)      ($)(3)      (#)      ($)(4)     ($)(5)
------------------       ---- ---------- ---------- ------------ ---------- ---------- -------- ------------
Richard B. Cheney....... 2000 $  806,332 $1,451,398     --       $        0        0        N/A   $100,775
 Chairman of the Board   1999  1,283,000          0     --                0  300,000        N/A    640,914
  and Chief Executive    1998  1,183,257  1,154,704     --        1,525,000  100,000        N/A    564,771
  Officer of the Company
  (6)
David J. Lesar.......... 2000    958,333  2,012,709     --        1,216,250  300,000        N/A    478,515
 President and Chief     1999    823,000          0     --                0  260,100        N/A    349,265
  Operating Officer of   1998    693,255    534,955     --        1,525,000   65,000        N/A    308,524
  the Company; Chairman
  of the Board,
  President and Chief
  Executive Officer of
  the Company (6)
Lester L. Coleman....... 2000    475,008    498,800     --          417,000   39,000        N/A    137,837
 Executive Vice          1999    450,000          0     --                0   45,000        N/A    130,489
  President and General  1998    412,506    225,000     --          471,250   25,000        N/A    173,581
  Counsel of the Company
Gary V. Morris.......... 2000    475,008    498,800     --          834,000   39,000        N/A    171,005
 Executive Vice          1999    450,000          0     --                0   45,000        N/A    160,334
  President and Chief    1998    337,500    225,000     --          471,250   25,000        N/A    137,919
  Financial Officer of
  the Company
David A. Reamer......... 2000    350,004    367,539     --                0   24,000        N/A     85,910
 Senior Vice President   1999        N/A        N/A     N/A             N/A      N/A        N/A        N/A
  of the Company (6)     1998        N/A        N/A     N/A             N/A      N/A        N/A        N/A
Donald C. Vaughn........ 2000    741,000  1,167,178     --          205,158        0   $187,125    184,500
 Vice Chairman of the    1999    741,000    800,500     --           81,588        0        N/A    135,397
  Company                1998    614,417  1,085,000     --        1,668,155   18,037        N/A    173,569

--------
(1) In 1998, the Compensation Committee approved a special one-time bonus for selected officers and key employees, including Messrs. Cheney, Lesar, Coleman, and Morris. Mr. Vaughn received the bonus earned under the Dresser incentive compensation plan which was approved prior to the Dresser merger. No bonuses were earned under the Annual Performance Pay Plan in 1999. However, pursuant to Mr. Vaughn's employment agreement, he received a 1999 payment equal to the average of the bonus he earned under Dresser's incentive compensation plan for Dresser's 1998 fiscal year. Bonus compensation earned by Messrs. Lesar, Coleman, Morris, Reamer and Vaughn under the Executive Performance Plan for 2000 was paid in restricted stock vesting over a 3-year period. The amounts shown in the bonus column for such persons are equal to the fair market value of the restricted stock as of December 31, 2000. Pursuant to the terms of the Executive Performance Plan, Mr. Cheney received a lump sum cash payment prorated through his retirement date.
(2) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than established reporting thresholds.
(3) In 1998, Messrs. Cheney and Vaughn were each awarded 50,000 shares with restrictions lapsing over 5 years; Mr. Lesar was granted 50,000 shares with restrictions lapsing over 10 years; Mr. Coleman was granted 15,000 shares with restrictions lapsing over 10 years and Mr. Morris was granted 15,000 shares with restrictions lapsing over 10 years. In addition, during 1998, Mr. Vaughn was issued 3,513 restricted shares, under restrictive incentive awards granted under Dresser's stock compensation plan. Restrictions on those shares lapsed on the effective date of the Dresser merger. During 1999, Mr. Vaughn was issued 1,993 restricted shares, under restrictive incentive awards granted under Dresser's stock compensation plan. Restrictions on those shares lapse three years from issue or upon retirement. In 2000, Mr. Lesar was granted 35,000 shares with restrictions lapsing over 10 years; Mr. Coleman was granted 12,000 shares with restrictions lapsing over 10 years; and Mr. Morris was granted 24,000 shares with restrictions lapsing over 10 years. In 2000, Mr. Vaughn was issued

      4,241 restricted shares under restrictive incentive awards granted under Dresser's stock compensation plan. Restrictions on those shares lapse three years from issue or upon retirement. Dividends are paid on the restricted shares. The total number and value of restricted shares held by each of the above individuals as of December 31, 2000 were as follows:

                                                             Total    Aggregate
                                                           Restricted   Market
      Name                                                   Shares     Value
      ----                                                 ---------- ----------
      Mr. Cheney*.........................................        0   $       --
      Mr. Lesar...........................................  181,000    6,561,250
      Mr. Coleman.........................................   27,000      978,750
      Mr. Morris..........................................   58,900    2,135,125
      Mr. Reamer..........................................   22,080      800,400
      Mr. Vaughn..........................................   36,234    1,313,483

     --------
     * Restrictions lapsed on 140,000 shares with a market value of $7,560,000 due to retirement on August 16, 2000.

(4) Halliburton does not have a long-term incentive program apart from stock option and restricted stock grants. Mr. Vaughn received a long-term incentive payment in January 2000 under Dresser's incentive stock unit program.
(5) "All Other Compensation" includes the following accruals for or contributions to various plans for the fiscal year ending December 31, 2000: (i) company contributions to qualified defined contribution plans for Mr. Cheney--$2,040, Mr. Lesar--$2,040, Mr. Coleman--$2,040, Mr.
      Morris--$2,040, Mr. Reamer--$2,040 and Mr. Vaughn--$2,040; (ii) 401(k)
      plan matching contributions for Mr. Cheney --$6,800, Mr. Lesar--$6,800, Mr. Coleman--$6,800, Mr. Morris--$6,800, Mr. Reamer--$6,800 and Mr. Vaughn--$6,800; (iii) ERISA restoration accruals for Mr. Cheney-- $53,692, Mr. Lesar--$47,759, Mr. Coleman--$19,919, Mr. Morris--$18,897;
      Mr. Reamer--$11,811 and Mr. Vaughn--$71,318; (iv) supplemental retirement plan contributions for Mr. Lesar--$379,000, Mr. Coleman-- $78,000, Mr. Morris--$124,000 and Mr. Reamer--$47,000; (v) above-market earnings on ERISA restoration account for Mr. Cheney--$6,866, Mr. Lesar--$4,695, Mr. Coleman--$4,694, Mr. Morris--$2,060, Mr. Reamer--
      $1,060 and Mr. Vaughn--$20,266; (vi) above-market earnings on amounts deferred under elective deferral plans for Mr. Cheney--$31,377, Mr. Lesar--$38,221, Mr. Coleman--$26,384, Mr. Morris --$17,208, Mr. Reamer--
      $17,199 and Mr. Vaughn--$9,659; and (vii) company contributions to executive life insurance premiums for Mr. Vaughn--$18,326. Mr. Vaughn was credited with earnings of $56,091 on his accrued balance under an unfunded plan provided by a subsidiary in lieu of normal pension benefits.
(6) Mr. Cheney retired from Halliburton on August 16, 2000 and Mr. Lesar became Chairman of the Board, President and Chief Executive Officer effective on that date. Mr. Reamer became an executive officer on May 16, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                           Potential Realizable Value
                          Number of   % of Total                           at Assumed  Annual Rates of
                         Securities    Options                              Stock Price Appreciation
 Individual Grants(1)    Underlying   Granted to  Exercise                     for Option Term(2)
 --------------------      Options   Employees in   Price     Expiration -------------------------------
   Name                  Granted (#) Fiscal Year  ($/Share)      Date          5%              10%
   ----                  ----------- ------------ ---------   ---------- --------------- ---------------
Richard B. Cheney.......        -0-        --          --           --               --              --
David J. Lesar..........    300,000      17.30     $ 51.50    9/14/2010  $     9,716,422 $    24,623,321
Lester L. Coleman.......     39,000       2.25       34.75    12/6/2010          852,309       2,159,919
Gary V. Morris..........     39,000       2.25       34.75    12/6/2010          852,309       2,159,919
David A. Reamer.........     24,000       1.38       34.75    12/6/2010          524,498       1,329,181
Donald C. Vaughn........        -0-        --          --           --               --              --
All Optionees...........  1,733,907     100.00     41.6097(3)       (3)       45,373,080     114,984,295
All Stockholders........        N/A        N/A         N/A          N/A   11,174,560,822  28,318,531,112(4)

--------
(1) All options granted under the 1993 Plan are granted at the fair market value of the Common Stock on the grant date and generally expire ten years from the grant date. During employment options vest over a three year period, with one-third of the shares becoming exercisable on each of the first, second and third anniversaries of the grant date. The options granted to designated executives are transferable by gift to individuals and entities related to the optionee, subject to compliance with guidelines adopted by the Compensation Committee.
(2) The assumed values result from the indicated rates of stock price appreciation. Values were calculated based on a 10-year exercise period for all grants. The actual value of the option grants is dependent on future performance of the Common Stock. There is no assurance that the values reflected in this table will be achieved. Halliburton did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(3) The exercise price shown is a weighted average of all options granted in 2000. Options expire on one or more of the following dates: January 4, 2010, January 31, 2010, February 7, 2010, February 16, 2010, February 18, 2010, February 22, 2010, February 28, 2010, March 8, 2010, March 10,
      2010, April 3, 2010, April 4, 2010, April 7, 2010, April 14, 2010, April
      24, 2010, May 3, 2010, May 10, 2010, May 15, 2010, May 16, 2010, May 17,
      2010, May 18, 2010, May 23, 2010, July 12, 2010, July 14, 2010, August
      16, 2010, August 24, 2010, August 28, 2010, September 7, 2010, September
      8, 2010, September 14, 2010, September 18, 2010, September 21, 2010,
      October 3, 2010, October 4, 2010, October 9, 2010, October 24, 2010,
      October 30, 2010, November 8, 2010, or December 6, 2010.
(4) "All Stockholders" values are calculated using the weighted average exercise price for all options awarded in 2000, $41.6097, based on the outstanding shares of Common Stock on December 31, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities
                                                   Underlying Unexercised           Value of Unexercised
                           Shares                Options at Fiscal Year-End        In-the-Money Options at
                          Acquired      Value             (Shares)                   Fiscal Year-End ($)
                         on Exercise  Realized   ------------------------------   -------------------------
          Name               (#)         ($)     Exercisable     Unexercisable    Exercisable Unexercisable
          ----           ----------- ----------- -------------   --------------   ----------- -------------
Richard B. Cheney.......   826,667   $21,964,254         200,000          233,333 $        0    $270,831
David J. Lesar..........         0             0         362,036          495,066  2,092,753     176,036
Lester L. Coleman.......    28,000       836,500         159,667           77,333  1,352.794     126,206
Gary V. Morris..........         0             0         128,667           77,333  1,107,482     126,206
David A. Reamer.........         0             0          84,500           50,500    606,375      96,938
Donald C. Vaughn........   171,705     3,090,559          95,137                0          0           0

                                RETIREMENT PLANS

  Executives of Halliburton are participating or have participated in several defined benefit pension plans of the company. Mr. Cheney was covered by the Halliburton Retirement Plan (the "Floor Plan") prior to his retirement in August of 2000. Messrs. Coleman, Lesar, Morris and Reamer were covered by the Floor Plan but their participation was discontinued and all benefits distributed in 1997 and 1998 as discussed below. Mr. Vaughn is covered by the Dresser Industries, Inc. Supplemental Executive Retirement Plan which is a non-qualified plan and by a frozen defined benefit plan that was sponsored by a former Dresser subsidiary.

  The purpose of the Floor Plan was to provide a floor for retirement benefits provided under the Halliburton Retirement and Savings Plan. Effective as of December 31, 1996, benefit accruals under the Floor Plan ceased for all employees except those that were age 55 or over ("Grandfathered Employees"). The portion of the Floor Plan attributable to employees other than Grandfathered Employees terminated effective February 28, 1997 and all accrued benefits payable to participants were distributed in 1998. Mr. Cheney was a Grandfathered Employee while Messrs. Coleman, Lesar, Morris and Reamer were not.

  The Halliburton Retirement and Savings Plan is intended to be the primary plan to provide retirement benefits to participating employees. Halliburton makes annual contributions to the Halliburton Retirement and Savings Plan. The plan provides a dollar of company matching contributions for every dollar of employee contributions up to a maximum of 4% of "Compensation". "Compensation" for this purpose was limited to $170,000 in 2000 by Internal Revenue Code
Section 401(a)(17). In addition, each year Halliburton may make discretionary profit sharing contributions. These contributions may not exceed the maximum amount deductible under Section 404 of the Internal Revenue Code. It is not possible to estimate the amount of benefits payable at retirement under the Halliburton Retirement and Savings Plan because of some or all of the following:

  . profit sharing amounts contributed in the future are discretionary and will be contingent on future profits;

  .  earnings on trust fund assets will vary;

  .  trust fund assets may appreciate or depreciate in value;

  .  the compensation of the individual may vary;

  .  age at date of retirement may vary; and

  .  the plan may be changed or discontinued.

  The Floor Plan is a qualified defined benefit pension plan established as of January 1, 1991 as a floor plan integrated with the Halliburton Retirement and Savings Plan to provide an adequate level of retirement benefits for employees. Prior to January 1, 1997, the terms of the Floor Plan provided for a monthly pension payment equal to the following amount: (i) 1 1/3% of an employee's average monthly base compensation, computed over the highest three calendar year period, multiplied by the employee's years of accrual service after January 1, 1990; minus (ii) a pension which is the actuarial equivalent of the participant's eligible profit sharing accounts, excluding any employer and employee contributions under the employee matched savings portion of the program, accumulated since January 1, 1990 under the Halliburton Retirement and Savings Plan. The offset for the Halliburton Retirement and Savings Plan was based upon the 1984 Unisex Pension Mortality Table and an 8 1/2% interest assumption. As a result of the termination of the Floor Plan for employees other than Grandfathered Employees, the employees received a distribution of the Floor Plan benefit, if any, in 1998. The Floor Plan will continue for Grandfathered Employees under the same formula as in effect prior to 1997 except that a Grandfathered Employee's Floor Plan benefit will never be less than the value of the benefit determined as of January 1, 1997 increased with interest. The value of the grandfathered Floor Plan benefits calculated for Mr. Cheney at his retirement was $0.

  For Mr. Vaughn, the estimated total annual retirement benefits payable under defined benefit pension plans are set forth below:

Pension Plan Table

                                         Years of Service
              ----------------------------------------------------------------------
Remuneration     5        10       15        20         25         30         35
------------  -------- -------- -------- ---------- ---------- ---------- ----------
 $1,000,000   $100,000 $200,000 $300,000 $  400,000 $  500,000 $  600,000 $  600,000
  1,150,000    115,000  230,000  345,000    460,000    575,000    690,000    690,000
  1,300,000    130,000  260,000  390,000    520,000    650,000    780,000    780,000
  1,450,000    145,000  290,000  435,000    580,000    725,000    870,000    870,000
  1,600,000    160,000  320,000  480,000    640,000    800,000    960,000    960,000
  1,800,000    180,000  360,000  540,000    720,000    900,000  1,080,000  1,080,000
  2,000,000    200,000  400,000  600,000    800,000  1,000,000  1,200,000  1,200,000
  2,200,000    220,000  440,000  660,000    880,000  1,100,000  1,320,000  1,320,000
  2,400,000    240,000  480,000  720,000    960,000  1,200,000  1,440,000  1,440,000
  2,600,000    260,000  520,000  780,000  1,040,000  1,300,000  1,560,000  1,560,000
  2,800,000    280,000  560,000  840,000  1,120,000  1,400,000  1,680,000  1,680,000
  3,000,000    300,000  600,000  900,000  1,200,000  1,500,000  1,800,000  1,800,000
  3,200,000    320,000  640,000  960,000  1,280,000  1,600,000  1,920,000  1,920,000

  The gross amounts represented above include sums accrued under Halliburton's qualified and non-qualified defined benefit plans. Amounts credited to qualified and non-qualified defined contribution plans, however, will be paid from those plans and thus represent deductions to the above gross amounts. Likewise, "pension benefit equivalents" credited under the deferred compensation plan also represent deductions.

  The compensation used to determine pension benefits for Mr. Vaughn is within 10% of the amounts shown in the salary and bonus columns of the Summary Compensation Table. The years of credited service as of December 31, 2000 in determining benefits for Mr. Vaughn is 5.12 years. Benefits are computed as straight-life annuity amounts that may be paid in various forms.

  In addition to the benefits described above for Mr. Vaughn, he is due an additional $84,792 per year at age 65 from the defined benefit pension plan of a Halliburton subsidiary. This plan benefit is substantially frozen and does not reflect future pay or service. The benefit is stated as a straight-life annuity, but various other optional forms are available.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

  Mr. Cheney. As previously noted, Mr. Cheney resigned from Halliburton and took early retirement in August 2000 to run as the Republican Party's Vice Presidential nominee. Other than the continuing obligations discussed below, the terms of Mr. Cheney's employment agreement with Halliburton terminated at that time. No severance benefits were paid to Mr. Cheney under his employment agreement since he elected to resign. Compensation Mr. Cheney received as a result of his retirement is described in the next section, Arrangements Relating to Executive Officer Retirement.

  Mr. Cheney has continuing obligations to Halliburton under his employment agreement, including non-competition and confidentiality obligations.

  Mr. Lesar. Mr. Lesar entered into an employment agreement with Halliburton as of August 1, 1995 which provided for his employment as Executive Vice President and Chief Financial Officer of Halliburton. The agreement also provides that, while Mr. Lesar is employed by Halliburton, management will recommend to the Compensation Committee:

  . annual supplemental retirement benefit allocations under the Senior Executives' Deferred Compensation Plan; and

  .   annual grants of stock options under the 1993 Plan.

These recommendations are to be consistent with the criteria utilized by the Compensation Committee for similarly situated executives.

  Under the terms of his employment agreement, in the event Mr. Lesar is involuntarily terminated by Halliburton for any reason other than termination for cause (as defined in the agreement), Halliburton is obligated to pay Mr. Lesar a severance payment equal to:

  . the value of any restricted shares that are forfeited because of termination; and

  .   five times his annual base salary.

  Mr. Vaughn. In connection with Halliburton's merger with Dresser Industries, Inc., on September 29, 1998, Halliburton entered into an employment contract with Mr. Vaughn which provided for his employment as Vice Chairman of Halliburton until March 31, 2001.

  The employment agreement further provides for:

  .   an annual base salary of not less than $600,000;

  . payment of the bonus earned by him under the Dresser 1998 Executive Incentive Compensation Plan for the fiscal year ending October 31, 1998, as well as a bonus calculated in the same manner as provided in the plan for the two months ended December 31, 1998;

  . participation in the Halliburton Annual Performance Pay Plan commencing on January 1, 1999, subject to a minimum payment equal to the average annual amount earned during fiscal years 1997 and 1998 under Dresser's incentive compensation plan;

  .   participation in the 1993 Plan;

  . continued participation in Dresser's Supplemental Executive Retirement Plan (which was adopted by Halliburton); and

  . participation in other employee benefit plans made generally available to Halliburton's executive employees.

In addition, Halliburton affirmed its obligations under the Dresser merger agreement with respect to the Dresser employee benefit plans. As a consequence, Halliburton assumed the stock options held by Mr. Vaughn and it honored his participation in the Dresser Deferred Compensation Plan, the Dresser Performance Stock Unit Program, the Dresser Executive Life Insurance Program, the Dresser Supplemental Executive Retirement Plan, the M. W. Kellogg retirement plan and the Dresser Retiree Medical Benefit Plan.

  Under the employment agreement, if Mr. Vaughn's employment is terminated before the end of the term for any reason other than death, "voluntary termination" or "cause" (as those terms are defined in the agreement), he will nevertheless continue to receive all compensation and benefits through the end of the term. If, Mr. Vaughn's employment is terminated through death, "voluntary termination" or "cause", however, he will be entitled to receive only:

  .   his base salary pro rated through the date of termination;

  . individual bonuses and individual incentive compensation payable for prior years (but not for the year of the termination); and

  . benefits payable pursuant to the terms of Dresser's and Halliburton's employee benefit plans (including any stock, stock option, incentive compensation and deferred compensation plans).

  Mr. Vaughn is obligated under the employment agreement to refrain from competing with Halliburton for one year after termination of employment.

  Messrs. Coleman and Morris. Messrs. Coleman and Morris entered into employment agreements with Halliburton effective September 29, 1998, providing for their employment as Executive Vice President and General Counsel, and Executive Vice President and Chief Financial Officer, respectively. Each executive's employment agreement further provides that he will receive an annual base salary of not less than $450,000 and will participate in Halliburton's Annual Performance Pay Plan. Also, each executive was granted an award under the 1993 Plan of 15,000 shares of Common Stock subject to restrictions.

  Under the terms of the employment agreements, in the event of either executive's termination for any reason other than voluntary termination (as defined in the agreement), death, permanent disability, retirement (either at or after age 65 or voluntarily prior to such age), or termination by Halliburton for cause (as defined in the agreement), Halliburton is obligated to make severance payments equal to:

  . the value of any restricted shares that were forfeited because of the termination;

  .   two years' base salary;

  .   any unpaid bonus earned in prior years; and

  . any bonus payable for the year in which his employment is terminated determined as if he had remained employed for the full year.

  Mr. Reamer. Mr. Reamer entered into an employment agreement with Halliburton and Halliburton's subsidiary, Halliburton Energy Services, Inc. ("HESI"), on September 29, 1998, which provided for his employment as Senior Vice President of the Shared Services division of HESI. Mr. Reamer's employment agreement also provides for an annual salary of not less than $325,000 and participation in Halliburton's Annual Performance Pay Plan. In addition, Mr. Reamer was granted 7,500 restricted shares under the 1993 Plan.

  Under the terms of the employment agreement, in the event of Mr. Reamer's termination for any reason other than voluntary termination (as defined in the agreement), death, permanent disability, retirement (either at age 65 or voluntarily prior to such age), or termination by Halliburton for cause (as defined in the agreement), HESI is obligated to make severance payments equal to:

  . the value of any restricted shares that were forfeited because of the termination;

  .   two years' base salary;

  .   any unpaid bonus earned in prior years; and

  . any bonus payable for the year in which his employment is terminated determined as if he had remained employed for the full year.

Arrangements Relating to Executive Officer Retirement

  Mr. Cheney retired as Chairman of the Board and Chief Executive Officer of Halliburton on August 16, 2000. In connection with Mr. Cheney's retirement, the Board approved retention of his outstanding stock options on a total of 1,160,000 shares of Halliburton common stock as permitted under his option agreements. At that time, 400,000 of the 1,160,000 option shares were unvested. Under the terms of his stock option agreements, the unvested options did not automatically vest on retirement, but instead continue to vest over the normal three-year vesting period applicable to each grant. Currently, Mr. Cheney has outstanding options for 433,333 shares, 233,333 of which are unvested. Mr. Cheney has entered into an irrevocable agreement to donate to charity the after-tax proceeds from the exercise of all of his outstanding options. Under the agreement, Mr. Cheney gave an administrative agent total discretion to decide when to exercise the options, without consultation with Mr. Cheney. Also, as a result of Mr. Cheney's retirement, restrictions lapsed on 140,000 shares of common stock. The fair market value of the shares on August 16, 2000 was $7,560,000. In addition, pursuant to the terms of the Executive Performance Plan, Mr. Cheney received a prorated 2000 bonus in the amount shown in the Summary Compensation Table.

Change-In-Control Arrangements

  Pursuant to the 1993 Plan, in the event of a change-in-control:

  A. The Compensation Committee, acting in its sole discretion, will act to effect one or more of the following alternatives for outstanding stock options:

  .   accelerate the time at which options may be exercised;

  . cancel the options and pay the optionees the excess of the per share value offered to stockholders in the change-in-control transaction over the exercise price(s) of the shares subject to options;

  . make adjustments to the options as deemed appropriate to reflect the change-in-control; or

  . convert the options to rights to purchase a proportionate amount of shares of stock or other securities or property paid to stockholders in the change-in-control transaction.

  B. The Compensation Committee may provide for full vesting of all shares of outstanding restricted stock and termination of all restrictions applicable to the restricted stock.

  Pursuant to the Career Executive Incentive Stock Plan, the Compensation Committee may, in the event of a tender offer for all or a part of Halliburton's Common Stock, accelerate the lapse of restrictions on any or all shares on which restrictions have not previously lapsed.

  Under the Executive Performance Plan:

  . in the event of a change-in-control during a plan year, a participant will be entitled to an immediate cash payment equal to the maximum dollar amount a participant would have been entitled to for the year multiplied by 125% and prorated through the date of the change-in-control, and

  . in the event of a change-in-control after the end of a plan year but before the payment date, a participant will be entitled to an immediate cash payment equal to 125% of the incentive earned for the plan year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Dresser has outstanding approximately $6.1 million in letters of credit under a bank facility that was established in connection with some insurance relationships of NL Industries, Inc., of which Mr. Martin is a director and executive officer. NL is obligated to indemnify Dresser for any losses or expenses in respect of these letters of credit.

       DIRECTORS' COMPENSATION, RESTRICTED STOCK PLAN AND RETIREMENT PLAN

   Directors' Fees and Deferred Compensation Plan

  All non-employee Directors receive an annual fee of $30,000 and an attendance fee of $2,000 for each meeting of the Board of Directors. The Directors also receive an attendance fee of $2,000 per meeting for Committee service. The Chairmen of the Audit; Compensation; Nominating and Corporate Governance; Health, Safety and Environment; and Management Oversight Committees each receive an additional $10,000 annually. Under the Directors' Deferred Compensation Plan, Directors are permitted to defer their fees, or a portion of their fees, until after they cease to be a Director. A participant may elect, on a prospective basis, to have his or her deferred compensation account either credited quarterly with interest at the prime rate of Citibank, N.A. or translated on a quarterly basis into common stock equivalents. Distribution will be made either in a lump sum or in annual installments over a 5- or 10-year period, as determined by the committee appointed to administer the plan in its discretion. Distributions of common stock equivalents are made in shares of common stock, while distributions of deferred compensation credited with interest are made in cash. Messrs. Crandall, DiBona, Eagleburger, Hunt and Precourt have elected to participate in the plan.

   Directors' Restricted Stock Plan

  Pursuant to the terms of the Restricted Stock Plan for Non-Employee Directors, which was approved by the stockholders at the 1993 Annual Meeting, each non-employee Director receives an annual award of 400 restricted shares of common stock as a part of his or her compensation. The awards are in addition to the Directors' annual retainer and attendance fees. Shares awarded under the Directors' Restricted Stock Plan may not be sold, assigned, pledged or otherwise transferred or encumbered until the restrictions are removed. Restrictions will be removed following termination of Board service under specified circumstances, which include, among others, death or disability, retirement under the Director mandatory retirement policy, or early retirement after at least four years of service. During the restriction period, Directors have the right to vote, and to receive dividends on, the restricted shares. Any shares that under the plan's provisions remain restricted following termination of service will be forfeited.

   Directors' Stock Options

  At the 2000 Annual Meeting, the stockholders approved an amendment to the 1993 Plan that, among other things, broadened the eligibility provisions to permit non-employee Directors to be granted awards under the plan. Under the new stock option program for non-employee Directors:

  . Each Director elected after the 2000 Annual Meeting will receive an option for 5,000 shares of Halliburton common stock at the time of initial election to the Board and an option for 2,000 shares each year thereafter at the time of the Director's reelection. The option grants are in lieu of benefits under the Directors' Retirement Plan (discussed below) which is closed to Directors elected after the 2000 Annual Meeting.

  . Each Director who continues to participate in the Directors' Retirement Plan will receive an annual option for 1,000 shares at the time of reelection to the Board.

  . Each "grandfathered" Director who opted out of the Directors' Retirement Plan (Messrs. Hunt, Martin and Precourt) received a one-time option grant for 5,000 shares and will receive an annual option for 2,000 shares at the time of reelection.

  Options granted under the stock option program:

  . have an exercise price equal to the closing price of Halliburton's common stock on the grant date,

  .   become exercisable six months after the grant date, and

  . are exercisable for 10 years from the date of grant or three years after termination of service, whichever is the shorter period.

   Directors' Retirement Plan

  As noted above, the Directors' Retirement Plan has been closed to new Directors elected after May 16, 2000 (the date of last year's Annual Meeting). Each individual who was serving as a non-employee Director on May 16, 2000 continued to be eligible to participate in the plan but had a one-time right to opt out of the plan and receive the same level of option grants as a new Director. Messrs. Hunt, Martin and Precourt elected to cease participation in the plan in exchange for the right to receive additional grants of options.

  Under the Directors' Retirement Plan, each non-employee Director who continues as a participant will receive an annual benefit upon the benefit commencement date. The benefit commencement date is the later of a participant's termination date or attainment of age 65. The benefit will be equal to the last annual retainer for the participant for a period of years equal to the participant's years of service on his or her termination date. The minimum benefit payment period for each participant is 5 years. Upon the death of a participant, benefit payments will be made to the surviving spouse, if any, over the remainder of the retirement benefit payment period. Years of service for each Director participant under the plan are: Lord Clitheroe--14, Mr. Crandall--16, Mr. DiBona--4, Mr. Eagleburger--3, Mr. Howell--10, and Mr. Silas--8. Assets are transferred to State Street Bank and Trust Company, as Trustee, to be held pursuant to the terms of an irrevocable grantor trust to aid Halliburton in meeting its obligations under the Directors' Retirement Plan. The corpus and income of the trust are treated as assets and income of Halliburton for federal income tax purposes and are subject to the claims of general creditors of Halliburton to the extent provided in the plan.

            SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The rules promulgated under Section 16(a) of the Securities Exchange Act of 1934, as amended, require Halliburton's officers and Directors, and persons who own more than 10 percent of a registered class of Halliburton's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange and to furnish Halliburton with copies. Due to the Dresser merger, the third party administrator of the Dresser Deferred Compensation Plan inadvertently failed to report to Halliburton the reinvestment of dividends paid on contingent stock units held by Mr. Vaughn. As a result of this failure, Mr. Vaughn inadvertently failed to report the reinvestment of dividends on a timely basis.

                             AUDIT COMMITTEE REPORT

  Halliburton's Audit Committee of the Board of Directors consists of directors who, in the business judgment of the Board of Directors, are independent under the New York Stock Exchange listing standards. In addition, in the business judgment of the Board of Directors, at least one of us has accounting or related financial management experience required under the listing standards. We operate under a written charter, a copy of which is included as Appendix A to this proxy statement. As required by the charter, we review and reassess the charter annually and recommend any changes to the Board of Directors for approval.

  Under the charter, Halliburton's management is responsible for preparing Halliburton's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee's role under the charter is to provide oversight of management's responsibility. The Audit Committee is not providing any expert or special assurance as to Halliburton's financial statements or any professional certification as to the independent auditor's work.

  In fulfilling our oversight role for the year ended December 31, 2000, we:

  . reviewed and discussed Halliburton's audited financial statements with management;

  . discussed with Arthur Andersen LLP, Halliburton's independent auditors, the matters required by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

  . received from Arthur Andersen the written disclosures and letter required by Independence Standards Board Standard No. 1; and

  .   discussed with Arthur Andersen its independence.

  Based on our:

  .   review of the audited financial statements,

  .   discussions with management,

  .   discussions with Arthur Andersen, and

  .   review of Arthur Andersen's written disclosures and letter,

we recommended to the Board of Directors that the audited financial statements be included in Halliburton's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Respectfully submitted,

                                          THE AUDIT COMMITTEE OF DIRECTORS

                                          Robert L. Crandall
                                          Lawrence S. Eagleburger
                                          W. R. Howell
                                          Ray L. Hunt
                                          C. J. Silas

Audit Fees

  The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of Halliburton's annual financial statements for fiscal year 2000 and the reviews of Halliburton's financial statements included in Halliburton's Forms 10-Q for fiscal year 2000 totaled $7.4 million.

Financial Information Systems Design and Implementation Fees

  The aggregate fees billed for the professional services as financial information systems design and implementation rendered by Arthur Andersen LLP for fiscal year 2000 totaled $1.5 million which consisted primarily of:

  .   $730,000 for an intercompany project, and

  .   $700,000 for a tax database project.

In addition, Accenture's (formerly known as Andersen Consulting) aggregate fees billed for systems design and implementation for the period from January 1, 2000 through August 7, 2000 were $36.1 million dollars.

All Other Fees

  The aggregate fees billed for services rendered in year 2000 by Arthur Andersen LLP, other than the services covered in the paragraphs above headed Audit Fees and Financial Information Systems Design and Implementation Fees totaled $6.5 million which primarily consisted of:

  .   $3.8 million of tax services, and

  .   $2.7 million of special projects which consisted primarily of:

    . $950,000 for work related to the sale of the Dresser Equipment Group business, primarily for audited financial statements of the Group,

    .   $700,000 for work related to worldwide benefit plans,

    .   $400,000 for due diligence related work, and

    . $600,000 for small projects, none of which were greater than $40,000.

Audit Committee Consideration

  Halliburton's Audit Committee considered whether Arthur Andersen LLP's provision of Financial Information Systems Design and Implementation Fees and All Other Fees as reported above is compatible with maintaining Arthur Andersen LLP's independence as Halliburton's principal independent accounting firm.

Work Performed by Principal Accountant's Full Time, Permanent Employees

  Arthur Andersen's work on Halliburton's audit was performed by full time, permanent employees and partners of Arthur Andersen.

             PROPOSAL FOR RATIFICATION OF THE SELECTION OF AUDITORS

                                    (Item 2)

  Arthur Andersen LLP has examined Halliburton's financial statements since 1946. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of that firm as independent accountants to examine the financial statements and the books and records of Halliburton for the year ending December 31, 2001. The appointment was made upon the recommendation of the Audit Committee. Arthur Andersen LLP has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in Halliburton. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with Halliburton in the capacity of promoter, underwriter, voting trustee, Director, officer or employee.

  Representatives of Arthur Andersen are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

  The affirmative vote of the holders of a majority of the shares of Halliburton's Common Stock represented at the Annual Meeting and entitled to vote on the matter is needed to approve the proposal.

  If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the selection of independent accountants.

  The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as independent accountants to examine the financial statements and books and records of Halliburton for the year 2001.

                    STOCKHOLDER PROPOSAL ON MYANMAR (BURMA)

                                    (Item 3)

  The Amalgamated Bank of New York LongView Collective Investment Fund (the "LongView Fund"), located at 11-15 Union Square, New York, NY 10003, has notified Halliburton that it intends to present the resolution set forth below to the Annual Meeting for action by the stockholders. LongView Fund's supporting statement for the resolution, along with the Board of Directors' statement in opposition is set forth below. As of December 6, 2000, LongView Fund beneficially owned 144,091 shares of Halliburton's common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.

Proposal

  RESOLVED: The shareholders of Halliburton Company ("Halliburton" or the "Company") urge the Board of Directors to create a committee of independent directors to prepare a report at reasonable expense that describes projects undertaken by the Company or any subsidiary in Burma, with an emphasis on what steps have been and are being taken to assure that neither Halliburton nor any of its subsidiaries is involved in or appears to benefit from the use of forced labor or other human rights abuses in Burma.

Supporting Statement

  Burma has been ruled for over a decade by a military dictatorship widely condemned for human rights abuses. The U.S. government has banned new investment in Burma, and many U.S. companies, including Texaco and Atlantic Richfield, have voluntarily withdrawn from the country. Halliburton, however, remains one of the last U.S. companies with an office in Burma.

  The United Nations, the U.S. Department of Labor, the International Labor Organization and various human rights groups have published reports on forced labor and other human-rights violations in Burma, with particular reference to the Yadana gas pipeline project.

  Halliburton participated in constructing the Yadana pipeline. According to an October 2000 Wall Street Journal article, European Marine Contractors, a Halliburton subsidiary, contracted in 1997 to lay 365 kilometers of the pipeline undersea. A report by the United Nations Special Rapporteur on Burma found that Burmese villagers were forced to work on offshore portions of the Yadana project. EarthRights International, a human rights organization, reported that "from 1992 until the present, thousands of villagers in Burma were forced to work in support of these pipelines and related infrastructure, were raped, tortured and killed by soldiers hired by the companies as security guards for the pipeline." The Journal reported that Halliburton refused to comment on whether it was aware of human rights concerns in Burma.

  At least one U.S. company doing business in Burma was sued by victims of forced labor. In a case filed against Unocal involving the Yadana project, a federal judge found that "the evidence does suggest that Unocal knew that forced labor was being utilized and that the Joint Venturers [including Unocal] benefited from the practice." The lawsuit was dismissed for failure to meet the requirements of the Alien Tort Claims Act. Even so, a judicial finding that a company knew forced labor was being used can damage a company's reputation.

  Fifty years after World War II, companies still face litigation by victims of forced labor under the Nazi regime. The German government recently established a $4.6 billion compensation fund with funding to come from companies that benefited from forced labor, including U.S.-based companies Ford and General Motors. Any involvement in human rights abuses can thus come back to haunt companies years later.

  We believe that Halliburton shareholders are entitled to an independent assessment of the Company's activities in Burma insofar as they relate to human rights issues there.

  We urge you to vote FOR this resolution.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

 .   Halliburton's activities in Myanmar (Burma) represent a tiny fraction of
    Halliburton's overall business operations.

 .   Halliburton's limited operations in Myanmar have been performed primarily by personnel sourced from outside Myanmar.

  Halliburton's operations in Myanmar are immaterial. For the fiscal year ended December 31, 1999, Myanmar represented approximately $21 thousand of Halliburton's total assets of $10.7 billion or 0.0002%; approximately $120 thousand of Halliburton's net earnings of $438 million or 0.03%; and approximately $1.1 million of Halliburton's gross sales of $14.9 billion or 0.007%.

  Halliburton employs only one Myanmar national in its limited operations in Myanmar. All other personnel on Halliburton projects come from outside the country. Therefore, there is absolutely no basis for attributing human rights abuses to Halliburton's activities.

  While the Board shares the Proponent's concern about human rights abuses in countries such as Myanmar, Halliburton has not engaged in, or condoned, such conduct. Thus, the requested report will serve only to increase administrative burdens and costs.

  Halliburton's Code of Business Conduct requires all employees and agents to practice honesty and integrity in every aspect of their dealings with other Halliburton employees, customers, suppliers and the public and to treat those persons with dignity and respect.

  As a company that operates in over 100 countries around the world, our customers, partners, suppliers and employees represent virtually every race or national origin and an associated multitude of religions, cultures, customs, political philosophies and languages. We must, and do, respect this diversity and realize that neither the United States nor we can impose its values on the world.

  It is not our purpose to remake the world in the image of any particular political, moral or religious philosophy with which we are comfortable. Rather, we hope to help improve the quality of life wherever we do business by serving as a developer of natural resources and infrastructures.

  Regarding allegations of violations of human rights by the government of Myanmar, we believe that decisions as to the nature of such governments and their actions are better made by governmental authorities and international entities such as the United Nations as opposed to individual persons or companies. Where the United States government has mandated that United States companies refrain from commerce, we comply, often to the advantage of our international competitors. History has shown that single country, let alone corporate boycotts and sanctions, are ineffective, often injuring the economic interests of the boycotting entity.

  We do not always agree with the policies or actions of governments in every place that we do business. Due to the long-term nature of our business and the inevitability of political and social change, however, it is neither prudent nor appropriate for Halliburton to establish its own country-by-country foreign policy.

  Because Halliburton already places a high priority on the treatment of all persons with dignity and respect, the Board believes that the added reporting will not create added value to the stockholders.

  The Board of Directors recommends a vote AGAINST the proposal. Proxies solicited by the Board will be voted against the proposal unless instructed otherwise.

            STOCKHOLDER PROPOSAL ON INDEXING EXECUTIVE STOCK OPTIONS

                                    (Item 4)

  The Central Laborers' Pension Fund (the "Central Laborers' Fund"), with a mailing address of P.O. Box 1267, Jacksonville, IL 62651, has notified Halliburton that it intends to present the resolution set forth below to the Annual Meeting for action by the stockholders. Central Laborers' Fund's supporting statement for the resolution, along with the Board of Directors' statement in opposition is set forth below. As of November 22, 2000, Central Laborers' Fund beneficially owned 4,200 shares of Halliburton's common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.

Proposal

  RESOLVED, that the shareholders of Halliburton Company (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock-option is performance-based if its exercise price is linked to an industry performance index associated with the peer group companies used for stock price comparisons in the Company's proxy statement.

Supporting Statement

  As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, these option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than improved or superior company performance.

  One type of indexed stock options is options whose exercise price moves with an appropriate market index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future Company stock option plans link the option exercise price to an industry performance index associated with the peer group of companies used for stock price comparisons in the Company's proxy statement.

  Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

  At present, the Company's stock option plan is not indexed to peer group performance standards. Our Company's stock performance over the past five year period has lagged the Standard & Poor 500 Index and modestly outperformed its peer group industry average, according to the Company's most recent proxy statement.

  As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of indexed stock option plans. We urge your support for this important governance reform.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

 .   The Board believes that the 1993 Plan provides appropriate incentives to
    Halliburton's executives that are competitive with those of our comparator group.

  Because stock options only have value if the stock price appreciates following the date of grant, executives' interests are linked directly to those of stockholders. In addition, in determining the number of options granted to an executive, the Compensation Committee considers competitive market data on long-term incentive compensation for comparable positions within a comparator group. This comparator group is composed of companies which reflect the markets in which Halliburton competes for business and people.

  The Board has implemented various measures to make sure that option grants provide executives with the appropriate incentive, while protecting stockholders. In 2000, the stockholders approved an amendment to the 1993 Plan to prohibit repricing of stock options. This amendment was implemented even though Halliburton has never repriced stock options. Additionally, option grants are limited to a term of 10 years and vest over a three-year period.

  The Board believes that indexing options as proposed would place Halliburton at a competitive disadvantage in recruiting and retaining executives.

 .   Implementation of the proposal would disqualify Halliburton's stock options as performance-based compensation under Internal Revenue Code regulations, thereby limiting the deductibility of compensation attributable to options to the ultimate disadvantage of the stockholders.

  Internal Revenue Code (S)162(m) limits the deductibility of compensation expense over $1 million paid to specified executives. Specific performance-based compensation meeting IRS criteria is excluded from the calculation to determine whether the $1 million cap has been exceeded. Amendments to the 1993 Plan were adopted in 1996 and 2000 to qualify stock options, stock appreciation rights and performance share awards as performance-based compensation under IRS rules. To the extent that the exercise price of a stock option is less than the fair market value of the stock on the date of grant of the stock option, compensation arising from the exercise would not qualify as performance-based compensation and, thus, would be includable as compensation subject to the limits on deductibility. Implementation of the proposal could result in denial of tax deductibility of compensation expense arising from stock option exercises by senior executives.

 .   Indexing the exercise price of options would have serious accounting consequences on Halliburton's financial reporting.

  Accounting Principles Board Opinion No. 25 and FASB Interpretation No. 44 provide the accounting and financial reporting guidance relative to stock options. The measurement date for determining compensation costs for stock options is the first date on which are known both (1) the number of shares that an individual employee is entitled to receive and (2) the stock option price. If executives' stock options were indexed in accordance with the proposal, Halliburton would have to re-measure the compensation cost related to these stock options at each quarterly financial reporting period and recognize that expense over the period the employee performs the related services. To the extent that the exercise price of a stock option is less than the fair market value of the stock option on the date of grant of the stock option, compensation arising from the exercise would not be based on future performance and the expense would have to be recognized on the date of grant. Current financial reporting requirements for stock options do not require the associated compensation expense to be included in net earnings if the exercise price equals or exceeds the underlying stock's fair market value on the date of grant. If the proposal were adopted, additional compensation expense might have to be recognized in the income statement arising from indexing stock options, which would negatively impact Halliburton's reported financial performance as compared to other companies.

  In summary, the Board of Directors believes the right balance is being achieved in the granting of stock options to executives. Implementation of the proposal could have serious competitive, tax and financial consequences to Halliburton.

  The Board of Directors recommends a vote AGAINST the proposal. Proxies solicited by the Board will be voted against the proposal unless instructed otherwise.

             STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION SYSTEM

                                    (Item 5)

  The International Brotherhood of Electrical Workers' Pension Benefit Fund (the "IBEW Fund"), located at 1125 Fifteenth St., N.W., Washington, D.C. 20005, has notified Halliburton that it intends to present the resolution set forth below to the Annual Meeting for action by the stockholders. IBEW Fund's supporting statement for the resolution, along with the Board of Directors' statement in opposition is set forth below. As of November 22, 2000, IBEW Funds' Fund beneficially owned 55,288 shares of Halliburton's common stock. Proxies solicited on behalf of the Board of Directors will be voted AGAINST this proposal unless stockholders specify a contrary choice in their proxies.

Proposal

  RESOLVED, that the shareholders of Halliburton Company ("Company") hereby request that the Company's Board of Directors take the necessary steps to establish a performance-based senior executive compensation system that focuses the five most highly-paid members of management on advancing the long-term success of the Company. To demonstrate that such steps have been taken, we request that the Compensation Committee Report identify specific performance criteria and explain why they have been selected; the specific target level that must be achieved to satisfy that performance criteria; and rank each performance factor in order of importance, as well as identify the weight attached to each factor.

Supporting Statement

  The long-term success of the Company depends on the ability of the board of directors and senior management to establish and implement a strategic plan that ensures the Company's long-term success. This strategic plan must meet the needs of the Company's customers, recognize the important contributions of its employees, accept the Company's responsibility to associate itself with responsible vendors and suppliers, and satisfy all legal and ethical responsibilities to the Company's immediate and broader community.

  Senior management must be keenly focused on fulfilling these strategic plans. The best way to ensure proper focus is through a performance-based executive compensation system that generously rewards superior performance. Specific financial and non-financial performance criteria should be selected to focus the five most highly-paid members of management on advancing the long-term success of the Company.

  This system must be transparent, justifiable and challenging to focus senior management and the rest of the Company. Accountability must be the cornerstone of the system. Such a system would serve to motivate senior management and all other employees throughout the ranks.

  It is our opinion that too many companies, including our Company, reward average or below average performance and do not motivate senior management to excel. We believe that rather than challenging them to achieve superior performance, enormous compensation packages, including massive stock option grants, effectuate significant and unjustifiable transfers of wealth from shareholders to managers. We do not believe such a system is in shareholders' interest.

  Consider the executive compensation system at our Company. Our Company's stock performance over the past five year period has lagged the Standard & Poor 500 Index and modestly outperformed its peer group industry average. At the same time, our Company's former Chairman and CEO Richard Cheney has received an extremely generous compensation and retirement package, including a base salary of $1,283,000 and, according to a September 2, 2000, Washington Post article a "generous retirement package that included about $13.6 million in stock and stock options."

  Adoption of this proposal would advance a senior management compensation system that promotes accountability, ensures management is rewarded for excellent performance, not average results, and focuses management and all employees on achieving long-term success. We urge you to vote for this proposal.

The Board of Directors recommends a vote AGAINST the proposal for the following reasons:

  The Board of Directors believes that the executive compensation program currently in place at Halliburton is effective and properly motivates executives to advance the long-term success of Halliburton. The Compensation Committee is charged with the responsibility of designing and regularly reviewing the total compensation program to ensure that it is effective in attracting, retaining and motivating key employees and that it reinforces business strategies which promote the Compensation Committee's primary objective of enhancing shareholder value. In carrying out its responsibilities, the Compensation Committee consults with outside compensation consultants and considers competitive market data for a comparator group which reflects the markets in which Halliburton competes for business and people.

  As noted in the Compensation Committee's report beginning on page 10, the principal long-term incentive for executives is the grant of stock options. The exercise price of the stock options is equal to Halliburton's closing stock price on the grant date. In addition, the Executive Performance Plan, which is based on the achievement of given levels of CVA (cash value added) performance, has elements of a long-term incentive plan because any incentive awards earned are paid out in restricted stock vesting over a three-year period. The plan design has the effect of reinforcing the relationship of incentive compensation to shareholder value creation and focusing executives on a time frame longer than one year.

  The Board believes that the stock option program and the CVA-based incentive plan already in place are responsive to the Proponent's request for an executive compensation system that focuses executives on Halliburton's long-term success. In addition, Halliburton is already complying with the Proponent's request to identify the performance criteria and explain the reasons for selection. As explained in the Compensation Committee's report, the sole performance measure for the Executive Performance Plan is CVA; the reason for its selection is to link incentive compensation to the enhancement of shareholder value. In the case of stock options, the performance measure is implicitly Halliburton's stock price. Stock options, which only have value if the stock price rises, link the executives' interests with the stockholders and encourage behavior that will have a positive impact on Halliburton's share price. Stock options are the primary long-term incentives used by all the companies in Halliburton's comparator group. In order to be competitive, Halliburton must continue to grant options to its executives which are comparable to those granted to executives of our peer companies.

  Thus, while the Board is of the opinion that Halliburton has met the first two of the Proponent's requests, it is totally opposed to the proposal calling for specification of performance targets. Disclosure of criteria that are quantitative and the weight associated with each quantitative factor would place Halliburton at a serious competitive disadvantage. This would require disclosure of financial and operational details that are more specific than what is contained in the public disclosures of Halliburton and its competitors. Furthermore, the Securities and Exchange Commission's instructions relating to the content of the Compensation Committee's report expressly provide that disclosure of target levels of performance-related factors is not required if the disclosure would have an adverse effect on the company.

  As described in the Compensation Committee's report, during 2000, the committee conducted a thorough analysis and study of its charter and executive compensation philosophy, strategy, framework and processes. With the help of the Compensation Committee's outside compensation consultant and management, each component of Halliburton's executive compensation program was extensively reviewed and adjustments were made where appropriate. The Board of Directors is satisfied that the existing executive compensation components and the incentives they create are in our stockholders' long-term interests.

  The Board of Directors recommends a vote AGAINST the proposal. Proxies solicited by the Board will be voted against the proposal unless instructed otherwise.

                              COST OF SOLICITATION

  Officers and other employees of Halliburton may solicit proxies personally, by telephone or other telecommunications from some stockholders if proxies are not received promptly. Halliburton will reimburse banks, brokers or other persons holding Halliburton Common Stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to beneficial owners of Halliburton's Common Stock. All expenses of solicitation of proxies will be borne by Halliburton. In addition, Georgeson Shareholder Communications Inc. has been retained to assist in the solicitation of proxies for the 2001 Annual Meeting of Stockholders at a fee of $12,500 plus reasonable expenses.

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission. Should a stockholder intend to present a proposal at the 2002 Annual Meeting, it must be received by the Secretary of Halliburton (3600 Lincoln Plaza, 500 N. Akard Street, Dallas, Texas 75201-3391) not later than November 22, 2001. The proposal must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, in order to be included in Halliburton's proxy statement and form of proxy relating to that meeting. The 2002 Annual Meeting of Stockholders will be held May 21, 2002.

                                 OTHER BUSINESS

  Halliburton's By-laws provide that in addition to any other applicable requirements, for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give timely notice in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of Halliburton, not less than ninety (90) days prior to the anniversary date of the immediately preceding stockholders meeting. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the Annual Meeting:

  . a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting this business at the Annual Meeting;

  .   the name and record address of the stockholder proposing the business;

  . the class and number of shares of Halliburton which are beneficially owned by the stockholder;

  . a representation that the stockholder or a qualified representative of the stockholder intends to appear in person to bring the proposed business before the Annual Meeting; and

  .   any material interest of the stockholder in the business.

This requirement does not preclude discussion by any stockholder of any business properly brought before the Annual Meeting in accordance with these procedures.

  The management of Halliburton is not aware of any business to come before the meeting other than those matters described in this proxy statement. If any other matters should properly come before the meeting, however, it is intended that proxies in the accompanying form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies.

                                          By Authority of the Board of
                                           Directors,

                                              /s/ Susan S. Keith

                                                Susan S. Keith
                                         Vice President and Secretary

March 20, 2001

                                                                      Appendix A

                  HALLIBURTON COMPANY AUDIT COMMITTEE CHARTER

General

  The Audit Committee of the Board of Directors of Halliburton Company shall consist of at least three independent directors. Members of the Committee shall be considered independent if they have no relationship to the Company that could interfere with the exercise of their independence from management and the Company. As determined by the Board of Directors, the Members of the Committee will be financially literate with at least one having accounting or related financial management expertise. Company management, internal and independent auditors and the Company's General Counsel may attend each meeting or portions thereof as required by the Committee. The Committee will have four meetings each year on a regular basis and will have special meetings if and when required.

Responsibilities

  The Audit Committee's role is one of oversight whereas the Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work. The following functions shall be the key responsibilities of the Audit Committee in carrying out its oversight function.

 1. Provide an open avenue of communications between the internal and independent auditors and the Board of Directors, including private sessions with the internal and independent auditors, as the Committee may deem appropriate.

 2. Receive and review reports from Company management relating to the Company's financial reporting process, published financial statements and/or major disclosures and the adequacy of the company's system of internal controls.

 3. Receive and review reports from Company management and General Counsel relating to legal and regulatory matters that may have a material impact on the Company's financial statements and Company compliance policies.

 4. Receive and review reports from internal auditors relating to major findings and recommendations from internal audits conducted Company-wide. Consult with and review reports from internal auditors relating to on-going monitoring programs including the Company's Code of Business Conduct and compliance with policies of the Company.

 5. Inquire of company management and independent auditors regarding the appropriateness of accounting principles followed by the Company, changes in accounting principles and their impact on the financial statements.

 6. Review the internal audit program in terms of scope of audits conducted or scheduled to be conducted.

 7. The Committee and Board shall be ultimately responsible for the selection, evaluation, and replacement of the independent auditors. The Committee will:

   . recommend annually the appointment of the independent auditors to the Board for its approval and subsequent submission to the stockholders for ratification, based upon an annual performance evaluation and a determination of the auditors' independence;

   . determine the independence of the independent auditors by obtaining a formal written statement delineating all relationships between the independent auditors and the Company, including all non-audit services and fees;

   . discuss with the independent auditors if any disclosed relationship or service could impact the auditors' objectivity and independence; and

   . recommend that the Board take appropriate action in response to the auditors' statement to ensure the independence of the independent auditors.

 8. Meet with independent auditors and review their report to the Committee including comments relating to the system of internal controls, published financial statements and related disclosures, the adequacy of the financial reporting process and the scope of the independent audit. The independent auditors are ultimately accountable to the Board and the Committee on all such matters.

 9. Receive and review reports from both the internal and independent auditors relating to plans for the audit of the Company's information technology procedures and controls.

10. Review with the internal and independent auditors the coordination of their respective audit activities.

11. Prepare a Report, for inclusion in the Company's proxy statement, disclosing that the Committee reviewed and discussed the audited financial statements with management and discussed certain other matters with the independent auditors. Based upon these discussions, state in the Report whether the Committee recommended to the Board that the audited financial statements be included in the Annual Report.

12. Review and reassess the adequacy of the Audit Committee's charter annually. If any revisions therein are deemed necessary or appropriate, submit the same to the Board for its consideration and approval.

Quorum

  For the transaction of business at any meeting of the Audit Committee, three members shall constitute a quorum.

                               Approved as revised: Board of Directors of
                                Halliburton Company
                                          February 17, 2000

                               Supercedes previous version dated:
                                          September 11, 1997

PROXY

                              HALLIBURTON COMPANY

                 Proxy for 2001 Annual Meeting of Stockholders
          This Proxy is solicited on behalf of the Board of Directors

        The undersigned hereby appoints D.J. Lesar, L.L. Coleman and S.S. Keith, and any of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Halliburton Company to be held in the Parisian Room of the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas, on Tuesday, May 15, 2001, on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 20, 2001, is acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

In the absence of such direction the proxy will be voted FOR the nominees listed in Item 1, FOR the Proposal set forth in Item 2 and AGAINST the Proposals set forth in Items 3, 4 and 5.

                 (Continued and to be signed on reverse side)

                           [ FOLD AND DETACH HERE ]


To vote in accordance with the Board of Directors' recommendations just sign below;          Please mark
no boxes need to be checked. The Board of Directors Recommends a Vote FOR                    your votes as    [ X ]
Items 1 and 2 and AGAINST Items 3, 4 and 5.                                                  indicated in
                                                                                             this example


Item 1-Election of Directors                                   (Instruction: To withhold authority to vote for an individual nominee write that nominee's name on the space provided
    FOR all nominees                WITHHOLD                   below)
  listed to the right               AUTHORITY
(except as marked to the     to vote for all nominees          Nominees:  01 Lord Clitheroe, 02 R.L. Crandall, 03 K.T. Derr,
      contrary)                 listed to the right            04 C.J. DiBona, 05 L.S. Eagleburger, 06 W.R. Howell, 07 R.L. Hunt,
                                                               08 D.J. Lesar, 09 A.B. Lewis, 10 J.L. Martin, 11 J.A. Precourt,
       [   ]                         [   ]                     12 D.L. Reed, 13 C.J. Silas.

                                                               _________________________________________________________________

Item 2-Proposal for ratification of selection of               Item 3-Shareholder proposal on Myanmar (Burma).
independent public accountants for the Company for 2001

        FOR         AGAINST         ABSTAIN                             FOR         AGAINST         ABSTAIN
       [   ]         [   ]           [   ]                             [   ]         [   ]           [   ]


Item 4-Shareholder proposal on indexing stock options.         Item 5-Shareholder proposal on executive compensation system.

        FOR         AGAINST         ABSTAIN                             FOR         AGAINST         ABSTAIN
       [   ]         [   ]           [   ]                             [   ]         [   ]           [   ]

                                                                                                                 Yes
Item 6-In their discretion, upon such other business           I plan to attend the meeting                     [   ]
as may properly come before the meeting.
                                                               IN THE FUTURE, WOULD YOU CONSENT TO               Yes
                                                               ACCESSING YOUR ANNUAL REPORT AND PROXY           [   ]
                                                               STATEMENT ELECTRONICALLY VIA THE INTERNET?




Signature____________________________________________ Signature____________________________________________ Date___________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                                       FOLD AND DETACH HERE

                                               Vote by Internet or Telephone or Mail
                                                   24 Hours a Day, 7 Days a Week

                Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

+--------------------------------+            +-----------------------------------+           +-----------------------------+
|           Internet             |            |             Telephone             |           |              Mail           |
| http://www.proxyvoting.com/hal |            |          1-800-840-1208           |           |                             |
|                                |            |                                   |           |                             |
| Use the Internet to vote your  |            |  Use any touch-tone telephone to  |           |    Mark, sign and date      |
| proxy. Have your proxy card in |            |  vote your proxy. Have your proxy |           |      your proxy card        |
| hand when you access the web   |     OR     |  card in hand when you call. You  |    OR     |            and              |
| site. You will be prompted to  |            |  will be prompted to enter your   |           |      return it in the       |
| enter your control number,     |            |  control number, located in the   |           |    enclosed postage-paid    |
| located in the box below, to   |            |  box below, and then follow the   |           |          envelope.          |
| create and submit an           |            |  directions given.                |           |                             |
| electronic ballot.             |            |                                   |           |                             |
+--------------------------------+            +-----------------------------------+           +-----------------------------+

                                        If you vote your proxy by Internet or by telephone,
                                           you do NOT need to mail back your proxy card.
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